Exhibit 99.1
EDAC Technologies Reports Improved Fiscal 2011 First Quarter Results
- Net Income Increases to $0.08 per Share on Sales of $20.2 Million -
- Current Backlog Totals Approximately $171 Million, Including New Long-Term Agreement -
FARMINGTON, Conn., April 27, 2011 — EDAC Technologies Corporation (NASDAQ: EDAC), a diversified designer, manufacturer and servicer of precision components for aerospace and industrial applications, today reported sales of $20.2 million for the first quarter of fiscal 2011, an increase of 14% compared with $17.8 million for the first quarter of fiscal 2010.
Net income for the first quarter of 2011 increased 13% to $408,000, or $0.08 per diluted share, from $360,000, or $0.07 per diluted share, for the same period of 2010. The first quarter of 2010 benefited from non-recurring other income of $350,000. The 2011 first quarter net income improved sequentially from $56,000, or $0.01 per share, reported for the fourth quarter of 2010.
The increase in EDAC’s 2011 first quarter sales compared with the same period a year ago reflected substantial growth in each of the Company’s three major product lines: EDAC Aero, APEX Machine Tool and EDAC Machinery. The improvement in net income versus the 2010 first quarter primarily reflected the increased sales, particularly in the Company’s higher margin product lines, and improved absorption of the costs of new products developed.
Sales for EDAC’s three major product lines, and the key factors contributing to the sales trends, are as follows:

•	Sales for the EDAC AERO product line were $13.7 million, an increase of 9% from the first quarter of 2010 and 18% from the 2010 fourth quarter. This reflected continued ramp-up in the shipment of parts for a large aerospace contract that had experienced qualification delays in 2010 as well as increased volumes of other new parts and improved aerospace market demand.

•	Sales for the Apex Machine Tool product line were $4.7 million in the 2011 first quarter, an increase of 17% from the year-ago first quarter and up 10% sequentially, reflecting increased demand for fixture, tooling and mold products due to the economic recovery, as well as the Company’s efforts to expand the customer base and markets for Apex products.

•	Sales for the EDAC Machinery product line were $1.8 million, an increase of 45% from the first quarter of 2010 and although above expectations it was down 10% sequentially. The improvement from the year-ago first quarter reflected increased sales of SNI precision grinders following its acquisition out of bankruptcy by EDAC in 2009.
Other highlights of EDAC’s results for the recent period are as follows:

•	The gross profit for the 2011 first quarter was $2.8 million, or 13.9% of sales. This compares with $2.1 million, or 12.0% of sales, in the 2010 first quarter and $1.8 million, or 10.1% of sales, in the 2010 fourth quarter. The gross margin increase reflected the move from development to production of new aerospace parts and improved cost absorption with the production ramp-up of the parts that experienced qualification delays in 2010. The margin improvement over the year-ago first quarter also reflected a shift in sales to the Company’s higher margin businesses.

•	SG&A expenses for the first quarter of 2011 were $1.9 million, or 9.6% of sales, compared with $1.7 million or 9.7% of sales in the first quarter of 2010 and $1.6 million, or 8.8% of sales, in the fourth quarter of 2010.

•	Operating income for the first quarter of 2011 was $864,000, more than double the first quarter of 2010 and more than triple the 2010 fourth quarter.

•	EDAC had negligible other income in the 2011 first quarter, compared to other income of $360,000 in the 2010 first quarter from the recognition of a deposit on an equipment purchase made by AERO prior to its acquisition.
Backlog and Outlook
EDAC announced that in April it has signed a multi-year agreement to supply additional engine parts to a leading European engine manufacturer, for use on a commercial airliner program. The agreement has a five-year term and is valued at approximately $42 million over that period. The addition of this contract has resulted in backlog reaching approximately $171 million at April 27, 2011, compared with $138.3 million at the end of the 2010 fourth quarter.
“Our results for the first quarter represent a strong start for 2011, and demonstrate that we are beginning to deliver on our vision of EDAC as a more diversified, faster growing and increasingly profitable supplier to major aerospace and industrial customers. We are beginning to benefit from our investments in recent years to bring a significant number of new parts to market. We have also shown that our team can work successfully to overcome production challenges and satisfy the needs of demanding customers for high-precision parts. And, we have proven our ability to integrate, enhance the performance and realize the value of acquired product lines,” said Dominick A. Pagano, EDAC’s President and Chief Executive Officer.
“We are especially pleased to have achieved a gross margin of 13.9% for the 2011 first quarter. This is not only a significant improvement over the previous year, but also is more reflective of the margin level we are striving to achieve and improve upon going forward. Based on our backlog, as well as the seasonality of our business, in which sales are somewhat more heavily weighted toward the first and second quarters of the year, we expect to see a continued strong level of sales in the second quarter of 2011,” Mr. Pagano concluded.
Conference Call and Webcast
The Company will host a conference call to review the above results at 1:00 p.m. (Eastern Time) today, April 27, 2011. The call will be broadcast simultaneously over the Internet. Listeners can access a webcast of the conference call live over the Internet at www.edactechnologies.com. Please allow 10 minutes prior to the call to visit the site to download and install any necessary audio software. After the call has taken place, its archived version will be available at this web site.

About EDAC Technologies Corporation
EDAC Technologies Corporation is a diversified manufacturing company serving the aerospace and industrial markets. In the aerospace sector, EDAC offers design and manufacturing services for commercial and military aircraft, in such areas as jet engine parts, special tooling, equipment, gauges and components used in the manufacture, assembly and inspection of jet engines. Industrial applications include high-precision fixtures, gauges, dies and molds, as well as the design, manufacture and repair of precision spindles, which are an integral part of machine tools found in virtually every manufacturing environment. EDAC’s core competencies include extensive in-house design and engineering capabilities, and facilities equipped with the latest enabling machine tools and manufacturing technologies.
Cautionary Statement Regarding Forward Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995; including forward-looking statements regarding future profitability, expected sales and other matters that are subject to risks and uncertainties. The Company uses words such as “plans,” seeks,” “projects,” “expects,” “believes,” “may,” “anticipates,” “estimates,” “should,” and similar expressions to identify these forward looking statements. These statements are subject to risks and uncertainties and are based upon the Company’s beliefs and assumptions. There are a number of important factors that may affect the Company’s actual performance and results and the accuracy of its forward-looking statements, many of which are beyond the control of the Company and are difficult to predict. These important factors include, without limitation, factors which could affect demand for the Company’s products and services such as general economic conditions and economic conditions in the aerospace industry and the other industries in which the Company competes; competition from the Company’s competitors; and the Company’s ability to enter into satisfactory financing arrangements. These and other factors are described in the Company’s annual and quarterly reports filed from time to time with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent the Company’s expectations and beliefs as of the date of this release. The Company anticipates that subsequent events and developments may cause these expectations and beliefs to change. However, while the Company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation or intention to do so.

CONTACTS:	EDAC Technologies Corporation
Glenn L. Purple
Vice President-Finance
860-677-2603

Comm-Counsellors, LLC
Edward Nebb
203-972-8350
June Filingeri
203-972-0186
(Financial Tables Follow)

EDAC TECHNOLOGIES CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
UNAUDITED
(in thousands except per share amounts)

	For the quarter ended
	April 2,	April 3,
	2011	2010
Sales	$20,199	$17,787
Cost of sales	17,390	15,646

Gross profit	2,809	2,141
Selling, general and administrative expenses	1,945	1,730

Income from operations	864	410
Non-operating income (expense):
Interest expense	(260)	(226)
Other	5	360

Income before income taxes	609	544
Provision for income taxes	201	184

Net income	$408	$360

Income per common share data:
Basic income per share	$0.08	$0.07

Diluted income per share	$0.08	$0.07

Weighted average shares outstanding:
Basic	4,911	4,842
Diluted	4,993	4,958

EDAC TECHNOLOGIES CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	(Unaudited)	(Audited)
	April 2,	January 1,
	2011	2011
ASSETS
CURRENT ASSETS:
Cash	$1,279	$975
Accounts receivable, net	17,448	14,955
Inventories, net	22,008	20,219
Prepaid expenses and other current assets	354	184
Refundable income taxes	80	80
Deferred income taxes	1,613	1,613

Total current assets	42,782	38,026

PROPERTY, PLANT AND EQUIPMENT	52,564	51,818
Less: accumulated depreciation	29,232	28,595

	23,332	23,223

OTHER ASSETS	143	155

TOTAL ASSETS	$66,257	$61,404

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Lines of credit	$7,405	$4,793
Current portion of long-term debt	4,259	4,370
Trade accounts payable	8,887	7,336
Employee compensation and amounts withheld	1,595	1,212
Accrued expenses	2,395	2,136
Customer advances	840	857

Total current liabilities	25,381	20,704

LONG-TERM DEBT, less current portion	9,456	9,858

PENSION LIABILITIES	1,526	1,526

DEFERRED INCOME TAXES	4,455	4,473

SHAREHOLDERS’ EQUITY:
Common stock	12	12
Additional paid-in capital	11,830	11,690
Retained earnings	16,038	15,630
Accumulated other comprehensive loss	(2,441)	(2,489)

Total shareholders’ equity	25,439	24,843

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$66,257	$61,404